Exhibit 99.1

For Immediate Release	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)
Todd Smith, 615.764.2598 (O) 615.202.7944 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

MEETS HIGH END OF ANNUAL GUIDANCE AND ACHIEVES FOURTH QUARTER ADJUSTED EBITDA OF $78.1 MILLION

REAFFIRMS 2008 ADJUSTED EBITDA GUIDANCE OF $305-$315 MILLION

NORWALK, Conn., Feb. 28, 2008 – Affinion Group, Inc. (“Affinion” or the “Company”), a leading global affinity marketer of value-added membership, insurance and package enhancement programs and services to consumers, today announced its financial results for the three and twelve month periods ended December 31, 2007 (“fourth quarter” and “full year”, respectively).

“Affinion delivered a very solid fourth quarter, concluding a successful year in which we achieved the high end of our financial commitments and accomplished several operational milestones which will position us very well for accelerated growth in 2008,” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer. Commenting further on the results, Lipman added, “In both the quarter and the year, our North American and International regions increased their profits, and we continued to see positive results from our strategy of increasing the lifetime value of our members, as evidenced by the ongoing growth in our net revenue per average member.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for the description of certain items affecting the results, including a definition of the term “Transactions”.

Fourth Quarter

☐	Net revenues for the fourth quarter of 2007 were $336.6 million as compared to $336.1 million for the fourth quarter of 2006.
☐

The increase in net revenues was primarily attributable to an increase of $4.9 million for the quarter as compared to the fourth quarter in 2006 due to the decline in the impact of the non-cash reduction in purchase accounting as part of the Transactions.

☐	Net revenues excluding the impact of the Transactions decreased $4.4 million.
☐

The decrease in revenue was the result of lower sales in North America partially offset by higher sales in International. The decline in North America was primarily the result of lower revenue for Membership & Insurance and Package products.

☐	Segment EBITDA was $74.3 million compared to $39.3 million; these results include a positive variance of $2.0 million of non-cash purchase accounting adjustments.
☐

Excluding the impact of the Transactions, Segment EBITDA increased $33.0 million, primarily due to lower marketing and commission costs, and lower product and servicing costs in North America due to a lower member base, which more than offset lower net revenues. In addition, Segment EBITDA benefited from $8.4 million in International, primarily due to higher net revenues net of increased marketing costs, as well as the absence in 2007 of a goodwill impairment charge of $15.5 million recorded in 2006 against the Loyalty business.

☐	Adjusted EBITDA (as defined in Note (c) of Table 7) was $78.1 million as compared to $63.5 million for the fourth quarter of 2006.

Full Year

☐	Net revenues for 2007 were $1,321.0 million as compared to $1,137.7 million for 2006.
☐

The increase in net revenues was primarily attributable to an increase of $184.1 million for the full year as compared to 2006 principally due to the decline in the impact of the non-cash reduction in deferred revenue recorded in purchase accounting as part of the Transactions.

☐	Net revenues excluding the impact of the Transactions decreased $0.8 million.
☐

The decrease in revenue was the result of lower sales in North America largely offset by higher sales in International. The decline in North America was primarily the result of lower revenue for Membership and Loyalty products.

☐

Segment EBITDA was $265.1 million compared to $108.3 million; these results include a positive variance of $117.9 million of non-cash purchase accounting adjustments, primarily due to the decrease in the impact of the deferred revenue reductions.

☐

Excluding the impact of the Transactions, Segment EBITDA increased $38.9 million, primarily due to lower marketing and commission costs, and lower product and servicing costs in North America, which more than offset lower net revenues and higher general and administrative costs. In addition, Segment EBITDA benefited from higher net revenues net of increased marketing costs in International, as well as the absence in 2007 of a $15.5 million goodwill impairment charge in our Loyalty business recorded in 2006. Segment EBITDA was negatively impacted by higher corporate expenses primarily from a cash distribution to option holders in January 2007.

☐	Adjusted EBITDA (as defined in Note (c) of Table 7) was $284.3 million as compared to the $264.0 million for 2006.

Segment Commentary

North America:

Membership products revenue for both the fourth quarter and the full year declined as higher revenue per retail member was more than offset by lower retail member volumes, as the Company pursued its strategy of increasing the lifetime value of its overall member base. In 2007, Membership Segment EBITDA increased significantly from $(8.3) million in 2006 to $94.7 million in 2007, primarily the result of purchase accounting adjustments. Insurance and Package products revenue decreased in the fourth quarter due principally to a difference in the timing of a periodic settlement with the underwriting insurers, which resulted in lower net revenue per supplemental insured and higher cost of insurance. For the full year, revenue was essentially flat as the 6.1% increase in net revenue per supplemental insured was more than offset by lower Package revenues, primarily due to fewer Package members. In 2007, Insurance and Package Segment EBITDA increased 17%. Loyalty revenue increased due to growth with existing and new clients, and patent settlements. For the year, revenue decreased primarily due to the impact of contract terminations and the absence of royalty revenue from patent licenses, and was partially offset by new programs and growth from existing programs. In 2007, Loyalty Segment EBITDA grew modestly, primarily the result of purchase accounting adjustments.

International:

International products revenue for both the fourth quarter and the full year increased primarily due to new retail and the introduction of other retail programs, growth in its package business, and a favorable currency impact. In 2007, International Segment EBITDA increased from $(1.1) million in 2006 to $22.4 million in 2007, of which $6.6 million resulted from purchase accounting adjustments.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note on Table 2.

At December 31, 2007, Affinion had $302.3 million outstanding under its senior notes (net of discounts and premiums), $655.0 million outstanding under its term loan facility, $351.3 million outstanding under the senior subordinated notes (net of discount), $38.5 million outstanding under its revolving credit facility and $60.0 million available for borrowing under the same revolving credit facility. A portion of the revolving credit facility was used to partially finance the approximately $50 million cash acquisition of a credit card registration membership base previously announced on January 8, 2008.

In addition, at December 31, 2007, Affinion had $14.2 million of unrestricted cash on hand.

Voluntary Debt Prepayment

As previously announced, on November 13, 2007, Affinion made a voluntary prepayment of $25.0 million principal amount under the term loan facility. This was Affinion’s ninth voluntary prepayment. Since October 17, 2005, including this prepayment, Affinion has prepaid $205.0 million, or approximately 23.8% of the original term loan balance. Affinion does not anticipate making a prepayment against the term loan facility in the first quarter of 2008, but the Company continues to expect additional deleveraging will occur at Affinion Group in 2008 at a lesser rate than 2007.

Guidance

Affinion reaffirms its full year 2008 Adjusted EBITDA guidance of $305-$315 million.

Call-In Information

Affinion will hold an informational call to discuss the results for the three and twelve month periods ended December 31, 2007 at 4:30 pm (EST) on Thursday, February 28, 2008. The conference call will be broadcast live and can be accessed by dialing 1-866-761-0749 (domestic) or 1-617-614-2707 (international) and entering passcode 96987207. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2007 and audited consolidated results of operations for the year ended December 31, 2007 to the unaudited consolidated results of operations for the three month period ended December 31, 2006 and audited consolidated results of operations for the twelve month period ended December 31, 2006, respectively.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a significant impact on Affinion’s results of operations for the three and twelve month periods ended December 31, 2007 and 2006. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 and 2006 and declining in future periods. The effect of purchase accounting adjustments in Affinion’s results of operations for the three and twelve month periods ended December 31, 2007 as compared to the three and twelve month periods ended December 31, 2006 was to increase net revenues by $4.9 million and $184.1 million, respectively, and to increase Segment EBITDA by $2.0 million and $117.9 million, respectively.

About Affinion Group

As a global leader with nearly 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing valuable loyalty, membership, checking account, insurance and other relevant products and services. Leveraging its expertise in product development and targeted marketing, Affinion helps generate significant incremental revenue for more than 5,300 affinity partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,300 employees throughout the United States and in 10 countries across Europe. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2008 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, its can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2007 and the other periodic reports filed by Affinion with the SEC from time to time.

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Affinion North America:
Membership Products—
Retail
Average Members(1)	7,797	8,663	8,146	9,102
% Monthly Members	35.8%	35.7%	36.1%	34.6%
% Annual Members	64.2%	64.3%	63.9%	65.4%
Annualized Net Revenue Per Average Member(2)	$74.80	$71.58	$72.15	$67.96
Wholesale
Average Members(1)	3,372	3,925	3,582	3,942
Portion for service formerly retail and other (3)	2,309	2,136	2,248	2,048
Average Retail Members including wholesale formerly retail and other (3)	10,106	10,799	10,394	11,150
Insurance and Package Products—
Insurance
Average Basic Insured(1)	24,844	26,940	25,770	27,672
Average Supplemental Insured	5,003	5,263	5,101	5,315
Annualized Net Revenue per Supplemental Insured(2)	$52.07	$54.18	$52.21	$49.22
Package
Average Members(1)	5,809	6,543	6,122	6,843
Annualized Net Revenue Per Average Member(2)	$14.42	$13.80	$13.76	$13.60
Affinion International:
International Products—
Package
Average Members(1)	15,893	16,089	16,298	16,697
Annualized Net Revenue Per Average Package Member(2)	$9.40	$7.83	$8.40	$7.04
Other Retail Membership
Average Members(1)	1,863	2,329	2,132	2,334
Annualized Net Revenue Per Average Member(2)	$37.64	$21.04	$27.96	$21.00
New Retail Membership
Average Members(1)	323	165	238	98
Annualized Net Revenue Per Average Member(2)	$97.49	$88.40	$107.18	$86.31
Global Membership Products:
Retail
Average Members(1) (4)	8,120	8,828	8,384	9,200
Annualized Net Revenue Per Average Member(2)	$75.71	$71.90	$73.14	$68.15
Average Retail Members including wholesale formerly retail and other(3) (4)	10,429	10,964	10,632	11,248

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, count is removed in the period in which the member or insured, as applicable, has cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(In millions, except share amounts)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$14.2	$84.3
Restricted cash	29.1	28.8
Receivables (net of allowance for doubtful accounts of $1.3 and $2.4, respectively)	73.3	70.7
Receivables from related parties	12.1	15.5
Profit-sharing receivables from insurance carriers	58.8	59.5
Prepaid commissions	62.1	72.5
Deferred income taxes	0.9	—
Income taxes receivable	—	3.2
Other current assets	39.4	39.4

Total current assets	289.9	373.9
Property and equipment, net	90.8	100.0
Contract rights and list fees, net	63.2	62.0
Goodwill	302.0	300.0
Other intangibles, net	809.1	1,005.5
Other non-current assets	46.2	48.1

Total assets	$1,601.2	$1,889.5

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$0.2	$50.2
Accounts payable and accrued expenses	264.2	279.3
Payables to related parties	13.3	11.9
Deferred revenue	255.1	272.3
Deferred income taxes	—	11.5
Income taxes payable	3.0	—

Total current liabilities	535.8	625.2
Long-term debt	1,347.3	1,358.2
Deferred income taxes	20.2	20.2
Deferred revenue	41.6	27.7
Other long-term liabilities	61.2	44.5

Total liabilities	2,006.1	2,075.8

Minority interests	0.6	0.6

Commitments and contingencies
Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	348.7	380.9
Accumulated deficit	(766.5)	(574.5)
Accumulated other comprehensive income	12.3	6.7

Total stockholder’s equity (deficit)	(405.5)	(186.9)

Total liabilities and stockholder’s equity (deficit)	$1,601.2	$1,889.5

Note: As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

TABLE 3

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 AND 2006

(In millions)

	For the Three Months Ended		For the Years Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net revenues	$336.6	$336.1	$1,321.0	$1,137.7

Expenses:
Marketing and commissions	155.5	168.7	608.4	580.9
Operating costs	83.1	87.5	334.3	326.1
General and administrative	23.7	25.1	113.2	106.9
Goodwill impairment	—	15.5	—	15.5
Depreciation and amortization	68.7	81.9	310.8	396.8

Total expenses	331.0	378.7	1,366.7	1,426.2

Loss from operations	5.6	(42.6)	(45.7)	(288.5)
Interest income	1.3	1.4	4.9	5.7
Interest expense	(37.5)	(35.1)	(145.2)	(148.8)
Other expense	(0.1)	0.1	(0.1)	—

Loss before income taxes and minority interests	(30.7)	(76.2)	(186.1)	(431.6)
Income tax expense, net	(3.7)	(7.0)	(4.7)	(6.3)
Minority interests, net of tax	(0.1)	—	(0.3)	(0.3)

Net loss	$(34.5)	$(83.2)	$(191.1)	$(438.2)

TABLE 4

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	For the Years Ended
	December 31, 2007	December 31, 2006
Operating Activities
Net loss	$(191.1)	$(438.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	310.8	396.8
Amortization of favorable and unfavorable contracts	(3.0)	3.1
Goodwill impairment	—	15.5
Amortization of debt discount and financing costs	6.5	15.9
Unrealized loss (gain) on interest rate swap	5.1	(1.7)
Stock-based compensation	2.7	8.9
Deferred income taxes	(5.9)	3.4
Net change in assets and liabilities:
Restricted cash	—	(2.0)
Receivables	—	(6.0)
Receivables from related parties	3.4	(2.7)
Profit-sharing receivables from insurance carriers	0.7	9.0
Prepaid commissions	10.5	(39.7)
Other current assets	(0.6)	0.6
Contract rights and list fees	(2.1)	(9.6)
Other non-current assets	(3.9)	(3.4)
Accounts payable and accrued expenses	(17.9)	(4.9)
Payables to related parties	(1.6)	(3.0)
Deferred revenue	(4.8)	165.6
Income taxes receivable and payable	6.8	(5.1)
Other long-term liabilities	(12.8)	(4.5)
Minority interests and other, net	(1.0)	0.3

Net cash provided by operating activities	101.8	98.3

Investing Activities
Capital expenditures	(26.9)	(29.1)
Acquisition-related payments, net of cash acquired	(50.4)	—
Acquisition of intangible assets	—	(17.4)
Restricted cash	(0.1)	2.1

Net cash used in investing activities	(77.4)	(44.4)

Financing Activities
Borrowings under line of credit, net	38.5	—
Principal payments on borrowings	(100.2)	(469.0)
Proceeds from borrowings	—	385.7
Deferred financing costs	—	(10.9)
Dividends paid to parent company	(32.2)	—
Capital contribution	—	8.8
Distribution to minority shareholder of a subsidiary	(0.3)	—

Net cash used in financing activities	(94.2)	(85.4)

Effect of changes in exchange rates on cash and cash equivalents	(0.3)	2.4

Net decrease in cash and cash equivalents	(70.1)	(29.1)
Cash and cash equivalents, beginning of period	84.3	113.4

Cash and cash equivalents, end of period	$14.2	$84.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$130.5	$133.7

Income tax payments	$3.6	$7.4

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2007 TO 2006 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three months and years ended December 31, 2007 and 2006.

	For the Three Months Ended
	December 31, 2007	December 31, 2006	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
Net revenues	$336.6	$336.1	$4.9	$(4.4)

Expenses:
Marketing and commissions	155.5	168.7	0.9	(14.1)
Operating costs	83.1	87.5	2.4	(6.8)
General and administrative	23.7	25.1	(0.4)	(1.0)
Goodwill impairment	—	15.5	—	(15.5)
Depreciation and amortization	68.7	81.9	(17.3)	4.1

Total expenses	331.0	378.7	(14.4)	(33.3)

Loss from operations	5.6	(42.6)	19.3	28.9
Interest income	1.3	1.4	—	(0.1)
Interest expense	(37.5)	(35.1)	—	(2.4)
Other expense	(0.1)	0.1	—	(0.2)

Loss before income taxes and minority interests	(30.7)	(76.2)	19.3	26.2
Income tax expense	(3.7)	(7.0)	16.0	(12.7)
Minority interests, net of tax	(0.1)	—	—	(0.1)

Net loss	$(34.5)	$(83.2)	$35.3	$13.4

	For the Years Ended
	December 31, 2007	December 31, 2006	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
Net revenues	$1,321.0	$1,137.7	$184.1	$(0.8)

Expenses:
Marketing and commissions	608.4	580.9	44.4	(16.9)
Operating costs	334.3	326.1	32.3	(24.1)
General and administrative	113.2	106.9	(10.5)	16.8
Goodwill impairment	—	15.5	—	(15.5)
Depreciation and amortization	310.8	396.8	(101.7)	15.7

Total expenses	1,366.7	1,426.2	(35.5)	(24.0)

Loss from operations	(45.7)	(288.5)	219.6	23.2
Interest income	4.9	5.7	—	(0.8)
Interest expense	(145.2)	(148.8)	—	3.6
Other expense	(0.1)	—	—	(0.1)

Loss before income taxes and minority interests	(186.1)	(431.6)	219.6	25.9
Income tax expense	(4.7)	(6.3)	12.6	(11.0)
Minority interests, net of tax	(0.3)	(0.3)	—	—

Net loss	$(191.1)	$(438.2)	$232.2	$14.9

Purchase accounting adjustments made in the Transactions had a significant impact on the Company’s consolidated results of operations in 2007 and 2006. These entries, which are non-cash in nature, increased net revenues by $184.1 million and reduced the loss from operations by $219.6 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the year ended December 31, 2007 was to increase net revenues by $184.1 million, marketing and commissions by $44.4 million, and operating costs by $32.3 million. Additionally, the Company recorded $101.7 million less depreciation and amortization expense for the year ended December 31, 2007 as compared to the year ended December 31, 2006, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues				Segment EBITDA (1)
	For the Three Months Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Three Months Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2007	2006			2007	2006
Affinion North America
Membership products	$168.6	$178.2	$2.2	$(11.8)	$26.5	$16.7	$—	$9.8
Insurance and package products	89.6	96.7	0.2	(7.3)	33.5	34.8	0.2	(1.5)
Loyalty products	17.4	15.3	1.2	0.9	8.2	6.4	1.2	0.6
Eliminations	(1.2)	(1.6)	—	0.4	—	—	—	—

Total North America	274.4	288.6	3.6	(17.8)	68.2	57.9	1.4	8.9
Affinion International
International products	62.2	47.5	1.3	13.4	7.6	(1.4)	0.6	8.4

Total products	336.6	336.1	4.9	(4.4)	75.8	56.5	2.0	17.3
Corporate	—	—	—	—	(1.5)	(1.7)	—	0.2
Goodwill impairment	—	—	—	—	—	(15.5)	—	15.5

Total	$336.6	$336.1	$4.9	$(4.4)	74.3	39.3	2.0	33.0

Depreciation and amortization					(68.7)	(81.9)	17.3	(4.1)

Loss from operations					$5.6	$(42.6)	$19.3	$28.9

	Net Revenues				Segment EBITDA(1)
	For the Years Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Years Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2007	2006			2007	2006
Affinion North America
Membership products	$683.7	$549.8	$162.6	$(28.7)	$94.7	$(8.3)	$103.5	$(0.5)
Insurance and package products	365.5	366.0	0.7	(1.2)	138.9	118.7	0.7	19.5
Loyalty products	58.0	66.7	7.1	(15.8)	19.5	19.3	7.1	(6.9)
Eliminations	(4.9)	(6.7)	—	1.8	—	—	—	—

Total North America	1,102.3	975.8	170.4	(43.9)	253.1	129.7	111.3	12.1
Affinion International
International products	218.7	161.9	13.7	43.1	22.4	(1.1)	6.6	16.9

Total products	1,321.0	1,137.7	184.1	(0.8)	275.5	128.6	117.9	29.0
Corporate	—	—	—	—	(10.4)	(4.8)	—	(5.6)
Goodwill impairment	—	—	—	—	—	(15.5)	—	15.5

Total	$1,321.0	$1,137.7	$184.1	$(0.8)	265.1	108.3	117.9	38.9

Depreciation and amortization					(310.8)	(396.8)	101.7	(15.7)

Loss from operations					$(45.7)	$(288.5)	$219.6	$23.2

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the year ended December 31, 2007 and the three months ended December 31, 2007 and 2006 to our Adjusted EBITDA.

	For the Year Ended December 31,	For the Three Months Ended December 31,
	2007	2007	2006
Net cash provided by operating activities	$101.8	$36.7	$17.3
Interest expense, net	140.3	36.2	33.7
Income tax expense (benefit)	4.7	3.7	7.0
Amortization of favorable and unfavorable contracts	3.0	0.8	(0.5)
Amortization of debt discount and financing costs	(6.5)	(1.5)	(1.5)
Unrealized gain (loss) on interest rate swap	(5.1)	(2.9)	0.2
Deferred income taxes	5.9	(4.4)	(10.9)
Changes in assets and liabilities	23.3	6.4	10.7
Effect of the Transaction, reorganizations, certain legal costs, and net cost savings (a)	8.4	2.4	5.6
Other, net (b)	8.5	0.7	1.9

Adjusted EBITDA(c)(d)	$284.3	$78.1	$63.5

(a)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters, and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(b)

Other, net—represents the elimination of stock-based compensation incurred in connection with the January 2007 special dividend, non-recurring Sarbanes-Oxley implementation costs, a $2.0 million annual consulting fee paid to Apollo and certain other costs.

(c)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(d)

Adjusted EBITDA does not give pro forma effect to our acquisition of a base of approximately half a million members and the associated fee revenue stream from a US-based financial institution that was completed in December 2007. However, we would be permitted to make such pro forma adjustment as if such acquisition had occurred on January 1, 2007 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2007 and 2006 to our Adjusted EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net loss	$(191.1)	$(438.2)	$(34.5)	$(83.2)
Interest expense, net	140.3	143.1	36.2	33.7
Income tax expense (benefit)	4.7	6.3	3.7	7.0
Minority interests, net of tax	0.3	0.3	0.1	—
Other income (expense), net	0.1	— 0.1	0.1	(0.1)
Depreciation and amortization	310.8	396.8	68.7	81.9
Effect of the Transactions, reorganizations and non-recurring revenues and gains (a)	5.0	128.0	1.0	3.1
Certain legal costs (b)	0.6	1.0	0.1	1.5
Net cost savings (c)	2.8	3.0	1.3	1.4
Goodwill impairment (d)	—	15.5	—	15.5
Other, net (e)	10.8	8.2	1.4	2.7

Adjusted EBITDA(f)(g)	$284.3	$264.0	$78.1	$63.5

Interest coverage ratio(h)	2.18	1.97
Consolidated leverage ratio(i)	4.71	5.08
Fixed charge coverage ratio (j)	2.11	2.06

(a)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the years ended December 31, 2007 and 2006 the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(b)	Certain legal costs—represents legal costs for certain litigation matters.
(c)	Net cost savings—represents: the elimination of costs associated with severance incurred in 2006 and 2007.
(d)	Goodwill impairment—represents the 2006 goodwill impairment charge related to the goodwill ascribed to the Loyalty products business.
(e)	Other, net—represents: (i) net changes in other reserves in 2006 and 2007, (ii) the elimination of stock-based compensation, and (iii) consulting fees paid to Apollo in 2006 and 2007.
(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a base of approximately half a million members and the associated fee revenue stream from a US-based financial institution that was completed in December 2007. However, we would be permitted to make such pro forma adjustment as if such acquisition had occurred on January 1, 2007 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The calculation presented is annualized. The interest coverage ratio must be greater than 1.60 to 1.0 at December 31, 2007.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.50 to 1.0 at December 31, 2007.

(j)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2007 and 2006 to our Segment EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net loss	$(191.1)	$(438.2)	$(34.5)	$(83.2)
Interest expense, net	140.3	143.1	36.2	33.7
Income tax expense (benefit)	4.7	6.3	3.7	7.0
Minority interests, net of tax	0.3	0.3	0.1	—
Other income (expense), net	0.1	—	0.1	(0.1)
Depreciation and amortization	310.8	396.8	68.7	81.9

Segment EBITDA	$265.1	$108.3	$74.3	$39.3